SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 6, 2007

On2 Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State of incorporation or organization)

1-15117
(Commission File Number)

84-1280679
(IRS Employer Identification No.)

21 Corporate Drive, Suite 103, New York NY 12065
(518) 348-0099
(Address, including zip code, and telephone number, including area code, of
Registrant's principal executive offices)

Not applicable
(Former name, former address and former fiscal year, if applicable)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 6, 2007, the Board of Directors (the “Board”) of On2 Technologies, Inc. (the “Company”) adopted the annual meeting fees for the Board as well as equity grants for members of the Board for the upcoming year. Under the plan, each outside director, that is a director who is not an employee of On2, will receive a grant of 11,207 shares of restricted common stock of the Company, par value $0.01, for service on the Board. In addition, outside directors will receive grants of 5,604 shares of restricted stock for each standing committee on which they serve, except that outside directors who are chairmen of committees will receive grants of 8,966 shares of restricted stock for their service on each such committee. A non-executive chairman of the Board, that is a member of the Board who serves as chairman of the Board and who is not an employee of the Company, will also receive 8,966 shares of restricted stock of the Company.

In addition, each director will receive an annual cash retainer fee of $10,000 for service on the Board. Outside directors will also receive $5,000 for each committee on which they serve, except that outside directors who are chairmen of committees shall receive $10,000 for their service on each such committee. In addition, the non-executive chairman will receive an annual cash retainer fee of $10,000 for service as chairman.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2007	On2 Technologies, Inc.

	By:	/s/ Bill Joll
Name: Bill Joll
Title: President and CEO